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                                                                    EXHIBIT 10.2


                                CHANGE-IN-CONTROL
                                    AGREEMENT


         AGREEMENT by and between NCR Corporation, a Maryland corporation (the "Company") and Lars Nyberg, effective as of January 1, 1997.

         The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have your continued dedication, notwithstanding the possibility, threat or occurrence of a Change-in-Control (as defined below) of the Company. The Board believes it is imperative to diminish your inevitable distraction by the personal uncertainties and risks created by a pending or threatened Change-in-Control and to encourage your full attention and dedication to the Company currently and in the event of any threatened or pending Change-in-Control, and to provide you with compensation and benefits arrangements upon a Change-in-Control which ensure that your compensation and benefits expectations will be satisfied and are competitive with those of other corporations. Therefore, to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

         In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this Agreement in the event your employment with the Company is terminated subsequent to a Change-in-Control in the circumstances hereinafter described.

1.       Entitlement to Benefits

         If your employment with the Company is terminated during the three-year period beginning on the date of a Change-in-Control, either (a) involuntarily, except for Cause, or (b) voluntarily, due to Good Reason, you will be entitled to receive the benefits described in Section 3 ("Change-in-Control Benefits"), provided you execute a release of all employment-related claims against the Company and its subsidiaries and affiliates existing as of the date of execution, in the standard form used by the Company without material modification, addition or deletion. You will also become entitled to the Change-in-Control Benefits if you voluntarily terminate employment with the Company for any reason during the thirteenth month following the month in which a Change-in-Control occurs, provided a release of claims is executed. You will not receive such benefits if your employment with the Company terminates due to any other reason, such as death or your becoming disabled to the extent that you qualify for benefits from the NCR Long Term Disability Plan. The Change-in-Control Benefits are payable in lieu of any benefits you might be entitled to receive under the NCR Workforce Redeployment Plan.

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2.       Change-in-Control Benefits

         The Change-in-Control Benefits consist of the following:

         (a) Separation Pay. A lump sum payment of three times your annual base pay in effect on the date of termination of employment, or the date of the Change-in-Control if higher, paid within 60 days after termination of employment.

         (b) Incentive Pay. The Change-in-Control Benefits include a lump sum payment made within 60 days after termination of employment equal to the following incentive pay:

         (i) The incentive pay earned under the Management Incentive Plan for Executive Officers, or any successor plan ("MIP") for the calendar year in which termination of employment occurs, at the greater of target for year of termination of employment or the actual cash payment for the preceding year, pro-rated in 1/12 increments for the portion of the calendar year prior to the last day of the month in which termination of employment occurs.

         (ii) Three times the greater of (A) the target MIP award for the calendar year in which termination of employment occurs, or
                  (B) the actual cash MIP award for the preceding calendar year.

         (iii) Cash payment for performance cycles under the Long Term Incentive Program ("LTIP") that commenced prior to the date of termination of employment and have not been paid out. For performance cycles for which the cash value of the award has been determined (either by the issuance of restricted stock units or otherwise), the cash payment will equal the actual cash value of the award. For performance cycles for which the cash value of the award is not yet determinable, the cash payment will be calculated using the target award amount. The cash payment for the performance cycle beginning with the calendar year in which termination of employment occurs will be prorated in 1/12 increments for the portion of the performance cycle prior to the last day of the month in which termination of employment occurs.

         (iv) Three times the greater of the following: (A) the target LTIP award for the performance cycle beginning in the calendar year in which termination of employment occurs, or (B) the cash value of the most recent actual LTIP award received by you.

         (c) Health Care and Insurance Coverage. Coverage for you and your eligible dependents under the following Company welfare plans at no cost to you for the separation pay period: (i) Coverage under the NCR Health Care Plan at the Choice 2 level (20% co-payment); (ii) Coverage under the NCR Dental Plan at the Choice 2 level;

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(iii) Life insurance coverage at two times base pay; and (iv) Accidental death and dismemberment coverage at two times base pay.

         If you are enrolled in Health Care Choice 1 or an HMO immediately prior to termination of employment, you may continue this coverage in lieu of the Health Care Choice 2 by paying the difference in cost between the current coverage and Health Care Choice 2.

         The coverages described in this subparagraph (c) will not terminate if you become employed by an unrelated company, but will be secondary to any coverage as an active employee. Extended health care and dental care coverage runs concurrently with COBRA continuation coverage rights, so no additional coverage under COBRA is available after the three-year severance period.

         (d) Financial Counseling   Continuation of executive financial
counseling benefits as in effect under the Company's policy on the date of the Change-in-Control, for three years following termination of employment.

         (e) Outplacement Assistance   The Change-in-Control Benefits include
the Company's executive outplacement assistance program for three years following termination of employment, provided by Wright Associates or a similar organization, as in effect under the Company's policy on the date of the Change-in-Control.

         (f)      Tax Gross-Up

         (i) If it is determined that any payment or distribution by the Company to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this subsection (f)) (a "Payment") would be subject to the excise tax imposed by
                  Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), then the Change-in-Control Benefits shall include an additional payment ("Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any federal and state income taxes (and any interest and penalties imposed with respect thereto), the Medicare portion of FICA, and excise taxes imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

         (ii) Subject to the provisions of subsection (iii), all determinations required to be made under this subsection (f), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the

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                  assumptions to be utilized in arriving at such determination, shall be made by Price Waterhouse (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change-in-Control, you shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this subsection (f), shall be paid by the Company to you within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to subsection (iii) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit.

         (iii) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

                  (A) give the Company any information reasonably requested by the Company relating to such claim,

                  (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with

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                           respect to such claim by an attorney reasonably
                           selected by the Company,

                  (C) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (D) permit the Company to participate in any proceedings relating to such claim;

                  provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or federal and state income tax (including interest and penalties with respect thereto) and the Medicare portion of FICA imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection (iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (iv) If, after the receipt by the Participant of an amount advanced by the Company pursuant to subsection (f), you become entitled to receive any refund with respect to such claim, you shall (subject to the Company's complying with the requirements of subsection (iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to subsection (iii), a

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                  determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent, thereof, the amount of Gross-Up Payment required to be paid.

3.       Death Benefits

         If you die after becoming entitled to the Change-in-Control Benefits but before receiving payment, the Change-in-Control Benefits will be paid to your estate. Your eligible dependents will continue coverage under the Health Care Plan and Dental Plan for the remainder of the three-year coverage period.

4.       Trust

         The Compensation Committee may establish a trust with a bank trustee (the "Trust") for the purpose of paying benefits under this Agreement, as well as the NCR Change-in-Control Severance Plan for Executive Officers and the NCR Change-in-Control Severance Plan for At-Risk Associates. The trust may be a grantor trust subject to the claims of the Company's creditors.

5.       Term of Agreement

         This Agreement shall commence on December 31, 1996 and shall continue in effect through December 31, 2000; provided, however, that commencing on January 1, 1998, and on each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year beyond its original or extended termination date so that, unless notice shall have been given as provided in the following paragraph, on each January 1, this Plan shall have an unexpired term of three years.

         The Board of Directors of the Company may, not later than November 30 of any year, by resolution duly adopted by a majority of the entire membership of the Board, determine that this Agreement shall not be extended, in which event this Agreement shall expire at the end of the three-year term which began on the January 1 immediately preceding such November 30.

         Notwithstanding any resolution of the Board not to extend the term of this Agreement, if a Change-in-Control shall have occurred during the original or any extended term of the Agreement, the Agreement shall continue in effect for three years after the date of the Change-in-Control.

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6.       Successors

         The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company or a subsidiary (as appropriate) is required to perform. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall entitle you, if you terminate employment during the period of time the Agreement would have been in effect had the Company complied with the first sentence of this Paragraph 6, to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated employment for Good Reason following a Change-in-Control.

7.       Definitions

         (a)      "Cause" means:

         (i) your willful and continued failure to perform substantially the appropriate duties of your position with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), for a period of at least 30 days after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or

         (ii) you willfully engage in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

         For purposes of this provision, no act or failure to act, on your part, shall be considered "willful" unless it is done, or omitted to be done, in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done in good faith and in the best interests of the Company. The termination of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in subsection (i) or (ii) above, and specifying the particulars.

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         (b)      "Change-in-Control" means any of the following events:

         (i) An acquisition by any individual, entity or group (within the meaning of Article 13(d)(3) or 14(d)(2) of the Exchange Act) (an "Entity") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock"), or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition, directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

         (ii) A change in the composition of the Board such that the individuals who, as of January 1, 1997, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to January 1, 1997, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this provision) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board; or

         (iii) The approval by the stockholders of the Company of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a "Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a

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                  Corporate Transaction pursuant to which (A) all or
                  substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person (as defined below) which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries (a "Parent Company")) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause
                  (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

         (iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

         As used herein, "Person" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, limited liability company, other entity or government or political subdivision thereof.

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         (c)      "Good Reason" means:

         (i) the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, as in effect immediately prior to a Change-in-Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;

         (ii) any reduction in your annual base salary as in effect immediately before the Change-in-Control,

         (iii) the failure to pay incentive compensation to which you are otherwise entitled under the terms of the Company's Management Incentive Plan for Executive Officers ("MIP") or Long Term Incentive Program ("LTIP"), or any successor incentive compensation plans at the time at which such awards are usually paid or as soon thereafter as administratively feasible, unless the failure to pay the incentive compensation is because of the failure to meet objectives based on quantitative performance;

         (iv) the provision to you of an opportunity to earn a target annual bonus under the MIP or a target performance award under the LTIP or any successor incentive compensation plans substantially less in amount than your target opportunities for the last complete fiscal year of the Company ending prior to the Change-in-Control;

         (v) the failure by the Company to continue in effect any incentive stock option plan in which you participate immediately prior to the Change-in-Control, unless a substantially equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided to you, or the failure by the Company to continue your participation in any such stock option plan on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed immediately prior to the Change-in-Control;

         (vi) Except as required by law, the failure by the Company to continue to provide to you employee benefits substantially equivalent, in the aggregate, to those enjoyed by you under the qualified and nonqualified employee benefit and welfare plans of the Company, including, without limitation, the pension, life insurance, medical, dental, health and accident, disability retirement, and savings plans, in which you were eligible to participate immediately prior to the Change-in-Control, or the failure by the Company to provide you with the number of paid vacation days to which you were entitled under the Company's vacation policy immediately prior to the Change-in-Control.

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         (vii)    the Company's requiring you to be based at any office or
                  location other than the principal place of your employment in effect immediately prior to the Change-in-Control that is more than 35 miles distant from the location of such principal place of employment, unless the relocation is part of a relocation, for bona fide business reasons, of the Company, or the Company's requiring you to travel on Company business to a substantially greater extent than required immediately prior to the Change-in-Control;

         (viii) any failure by the Company to comply with Paragraph 6, Successors.

         Any good faith determination of "Good Reason" made by you shall be conclusive.

8.       Legal Fees

         The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which you may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, you or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (whether such contest is between the Company and you or between either of us and any third party), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code, unless, in the case of a legal action brought by you or in your name, a court finally determines that such action was not brought in good faith.

9.       Arbitration

         Any dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration in the City of Dayton, Ohio in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

10.      Miscellaneous

         No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board or the Compensation Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.



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         No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof (i.e., change-in-control severance benefits) have been made by either party which are not expressly set forth in this Agreement. This Agreement does not supersede or replace any other agreement or plan under which you are entitled to benefits or compensation from the Company that is in effect on the date of your termination of employment, except for the NCR Workforce Redeployment Plan and the NCR Change-in-Control Severance Plan for Executive Officers. Accordingly, the letter agreement between you and NCR effective January 1, 1997, specifying NCR's obligation to pay compensation and benefits due to you under the letter agreements between you and AT&T dated April 18, 1995 and June 7, 1996, are not superseded or otherwise affected by this Change-in-Control Agreement.

         This Agreement shall be subject to the laws of the State of Ohio. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Paragraphs 3 and 4 shall survive the expiration of the term of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


NCR CORPORATION



By: /Richard H. Evans/                          /Lars Nyberg/
    --------------------------------            ----------------
    Richard H. Evans                            Lars Nyberg
    Senior Vice President, Global HR            Chairman and CEO


Date:  May 9, 1997                              Date: May 20, 1997
       -----------                                    ------------
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